Exhibit 10.20

NONQUALIFIED STOCK OPTION AGREEMENT

                   , 2010

Re:                               Prommis Solutions Holding Corp. (the “Company”) Grant of Nonqualified Stock Option

To the Participant Identified on the Signature Page attached hereto:

The Company is pleased to advise you that you have been granted a stock option (an “Option”), as provided below, under the Third Amended and Restated Prommis Solutions Holding Corp. 2006 Stock Option Plan (the “Plan”), a copy of which is attached hereto and incorporated herein by reference.  Certain terms used herein are defined in Section 16 hereof.

1.                                       Option.

(a)                                  Terms.  Your Option is for the purchase of up to the number of Common Shares written next to your name on the signature page attached hereto (the “Option Shares”) at the price per Common Share written next to your name on the signature page (the “Exercise Price”), payable upon exercise as set forth in Section 1(b) below.  Your Option shall expire at the close of business on the date that is ten (10) years from the date hereof (or if earlier, as set forth in Section 2(d) below (such earlier date the “Expiration Date”)), subject to earlier expiration as provided in Section 3(b) below.  Your Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

(b)                                 Payment of Option Price.  Subject to Sections 2 and 3 below, your Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the Exercise Price multiplied by the number of Option Shares to be acquired.  Payment of the Option Price shall be made in cash (including by check, bank draft, money order or wire transfer).

2.                                       Exercisability/Vesting.

(a)                                  Normal Vesting.  Your Option may be exercised only to the extent it has become vested in accordance with this Section 2.  The number of Option Shares with respect to which your Option may be exercised shall not increase once you cease to be employed by the Company and its Subsidiaries.

(b)                                 Time Vesting.  Fifty percent (50%) of your Option (the “Time Vesting Tranche”) shall become vested in annual one-quarter (1/4) increments (i.e. 12.5% of your Option shall vest on each anniversary of                  , 2010 (the “Vesting Start Date”) up to and including the fourth anniversary of the Vesting Start Date), if as of each anniversary of the Vesting Start Date you are still employed by the Company or any of its Subsidiaries.  The Time Vesting Tranche will be deemed to have commenced vesting as of the one year anniversary of the

Vesting Start Date (i.e. as of                , 2011, 1/4 of the Time Vesting Tranche shall have vested).  The effective date of vesting shall be each anniversary of the Vesting Start Date.  If you cease to be employed by the Company and its Subsidiaries on any date other than an anniversary of the Vesting Start Date, the percentage of the Time Vesting Tranche that is vested shall equal the percentage of the Time Vesting Tranche which was vested as of the immediately preceding anniversary of the Vesting Start Date.

(c)                                  Performance Vesting.  Fifty percent (50%) of your Option shall become vested in accordance with performance vesting criterion to be established by the Board (the “Performance Vesting Tranche”).  Any portion of the Performance Vesting Tranche that is eligible for vesting in any particular period that does not vest will be forfeited and returned to the Company and will not be eligible for performance vesting in any subsequent period.

(d)                                 Acceleration of Vesting on Sale of the Company.  Immediately prior to a Sale of the Company or the termination of your Option pursuant to Section 6.2 of the Plan, your Option shall immediately vest and become exercisable with respect to one hundred percent (100%) of the then unvested Option Shares, if, and only so long as, you are employed by the Company and its Subsidiaries as of such date and you exercise your Option in accordance with the procedures set forth in Section 4 below prior to or in connection with such Sale of the Company or termination of your Option.  Any portion of your Option not so exercised shall expire and become forfeited immediately prior to the consummation of such Sale of the Company.

3.                                       Expiration of Option.

(a)                                  Normal Expiration.  In no event shall any part of your Option be exercisable after the Expiration Date set forth in Section 1(a) above.

(b)                                 Early Expiration Upon Termination of Employment.  If your employment with the Company or any of its Subsidiaries terminates, (x) any portion of your Option that was not vested and exercisable on your Date of Termination shall expire and be forfeited as of such date, and (y) any portion of your Option that was vested and exercisable on your Date of Termination shall expire and be forfeited as of such date, except that: (i) if your employment terminates because you die or become subject to any Disability, your Option shall expire six months after your Date of Termination, but in no event after the Expiration Date, (ii) if your employment terminates because you retire (with the approval of the Committee), your Option shall expire thirty (30) days after your Date of Termination, but in no event after the Expiration Date, and (iii) if you are discharged by the Company or its Subsidiaries other than for Cause or are discharged as a result of voluntary termination, your Option shall expire thirty (30) days after your Date of Termination, but in no event after the Expiration Date.

4.                                       Procedure for Exercise.  You may exercise all or any portion of your Option, to the extent it has vested and is outstanding, at any time and from time to time prior to its expiration, by delivering written notice to the Company (to the attention of the Company’s Secretary) and your written acknowledgment that you have read and have been afforded an opportunity to ask questions of management of the Company or management’s designee, including, but not limited to, the Board or an officer of the Company designated by the Board, regarding all financial and other information provided to you regarding the Company, together with payment of the Option Price in accordance with the provisions of Section 1(b) above.  As a condition to any exercise of your Option, you shall permit the Company to deliver to you all financial and other information regarding the Company that the Company believes necessary to enable you to make an informed investment decision, and you shall make all customary investment representations which the Company requires.  Within 30 days after acquiring Option Shares upon exercising your Option, you agree that you will make an effective election with the Internal Revenue Service under Section 83(b) of the Code in form and substance reasonably acceptable to the Company.

5.                                       Securities Laws Restrictions and Other Restrictions on Transfer of Option Shares.  You represent that when you exercise your Option you shall be purchasing Option Shares for your own account and not on behalf of others.  You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell, or otherwise dispose of any Option Shares unless your offer, sale, or other disposition thereof is registered under the Act and state securities laws, or in the opinion of the Company’s counsel, such offer, sale, or other disposition is exempt from registration or qualification thereunder.  You agree that you shall not offer, sell, or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing, (ii) violate or cause the Company to violate the Act, the rules and regulations promulgated thereunder, or any other similar state or federal law or (iii) violate the terms and conditions of this Agreement or the Plan.  You further understand that the certificates for any Option Shares you purchase shall bear such legends as the Company deems necessary or desirable in connection with the Act or other applicable rules, regulations or laws.  You further understand that, prior to the exercise of your Option, you will have an opportunity to ask questions and receive answers concerning the terms of the Option Shares, and will have the opportunity to review a copy of the Company’s Certificate of Incorporation in effect at that time.

6.                                       Non-Transferability of Option.  Your Option is personal to you and is not transferable by you other than by will or the laws of descent and distribution.  During your lifetime only you (or your guardian or legal representative) may exercise your Option.  In the event of your death, your Option may be exercised only (i) by the executor or administrator of your estate or the person or persons to whom your rights under the Option shall pass by will or the laws of descent and distribution and (ii) to the extent that you were entitled hereunder at the date of your death.

7.                                       Conformity with Plan.  Your Option is intended to conform in all respects with, and is subject to all applicable terms, conditions and provisions of, the Plan (which is incorporated in its entirety herein by reference).  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

8.                                       Rights of Participants.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate your employment at any time (with or without cause), nor confer upon you any right to continue in the employ of the

Company or any of its Subsidiaries for any period of time or to continue your present (or any other) rate of compensation, and in the event of your termination of employment (including, but not limited to, termination by the Company or any of its Subsidiaries without cause) any portion of your Option that was not previously exercised shall be forfeited in accordance with Section 3(b) above.  Nothing in this Agreement shall confer upon you any right to be selected again as a Plan participant or to be selected as a participant or beneficiary of any other Company or Subsidiary plan or program, and nothing in the Plan or this Agreement shall provide for any adjustment to the number of Option Shares subject to your Option upon the occurrence of subsequent events except as provided in Section 10 below.

9.                                       Withholding of Taxes.

(a)                                  The Company or any of its Subsidiaries shall be entitled, if necessary or desirable, to withhold, and you shall indemnify the Company and its Subsidiaries, from any amounts due and payable by the Company or any of its Subsidiaries to you (or secure payment from you in lieu of withholding), the amount of any withholding or other tax due from the Company or any of its Subsidiaries with respect to any Options.  The Company may defer the exercise of the Option or the issuance of the Option Shares thereunder unless such taxes are paid or the Company and its Subsidiaries is indemnified to their satisfaction.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, in connection with the transfer of this Option to a transferee pursuant to Section 6 hereof, the transferee shall remain liable for any taxes required to be withheld with respect to such Option.

10.                                 Adjustments.  In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the Common Shares, the Committee shall, in order to prevent the dilution or enlargement of rights under your Option, make such adjustments in the number and type of Common Shares covered by your Option and the Exercise Price, in each case as may be determined by the Committee to be appropriate and equitable.

11.                                 Right to Purchase Option Shares Upon Termination of Employment.  Prior to a Public Offering or a Sale of the Company, your Option Shares shall be subject to the Repurchase Option set forth in this Section 11.

(a)                                  Repurchase of Option Shares on Termination.  If your employment with the Company or its Subsidiaries terminates for any reason, then the Company shall have the right, but not the obligation, to repurchase all or any portion of your Option Shares at a price per Option Share (the “Repurchase Price”) equal to, (i) if your employment with the Company or its Subsidiaries is terminated for Cause , the lesser of (A) the Fair Market Value of such Option Share as of the date of the Repurchase Notice and (B) the Exercise Price of such Option Share, and (ii) if your employment with the Company or its Subsidiaries is terminated by the Company or its Subsidiaries other than for Cause or as a result of your death or Disability or as a result of retirement or your voluntary resignation, the Fair Market Value of such Option Share as of the date of the Repurchase Notice.

(b)                                 Repurchase Procedure for the Company.  If your employment with the Company or its Subsidiaries has terminated, the Company may elect (the “Repurchase Option”)

to repurchase all or any portion of your Option Shares (the “Available Option Shares”) by delivery of written notice (a “Repurchase Notice”) to you within 90 days after your Date of Termination for any Option Shares issued 181 or more days prior to the Date of Termination (or in the case of Option Shares issued 180 or fewer days prior to the Date of Termination or any Option Shares issued at any time after the Date of Termination upon exercise of this Option, no earlier than 181 days and no later than 271 days after the date of the issuance of such Option Shares) (the “Repurchase Notice Period”).  The Repurchase Notice shall set forth the number of Option Shares to be acquired, the aggregate consideration to be paid for such Option Shares, and the time and place for the closing of the transaction.

(c)                                  Repurchase Procedure for the Investors.  If for any reason the Company does not elect to purchase all of the Available Option Shares, then the Investors shall be entitled to exercise the Repurchase Option for all or any portion of the Available Option Shares that were not repurchased by the Company pursuant to Section 11(b) above (the “Remaining Option Shares”).  As soon as practicable after the Company has determined that it will not purchase all of the Available Option Shares, but in any event within 60 days after the beginning of the Repurchase Notice Period corresponding to such Available Option Shares, the Company shall give written notice (the “Option Notice”) to each Investor setting forth the number of Remaining Option Shares and the Repurchase Price for the Remaining Option Shares.  The Investors may elect to purchase all or any portion of the Remaining Option Shares by giving written notice to the Company within 60 days after the Option Notice has been delivered to the Investors by the Company.  If the Investors elect to purchase an aggregate amount of Remaining Option Shares in excess of the amount of Remaining Option Shares specified in the Option Notice, then the Remaining Option Shares shall be allocated among the Investors based on the amount of Common Shares owned by each Investor on the date of the Option Notice.  Any Investor may condition its election to purchase such Remaining Option Shares on the election of one or more other Investors to purchase Remaining Option Shares.  As soon as practicable, and in any event within 10 days after the expiration of the 60 day period beginning on the date the Option Notice is delivered to the Investors pursuant to this Section 11(c), the Company shall deliver a Repurchase Notice to the holders of such Remaining Option Shares setting forth the aggregate consideration to be paid by the respective Investors for such Remaining Option Shares and the time and place for the closing of the transaction.  At the time the Company delivers such Repurchase Notice to the holders of such Remaining Option Shares, the Company shall also deliver written notice to each Investor setting forth the amount of Option Shares such Investor is entitled to purchase, the aggregate consideration to be paid therefor, and the time and place of the closing of the transaction.

(d)                                 Manner of Payment.  If the Company elects to purchase all or any portion of such Option Shares, including Option Shares held by one or more of your transferees, then, within 12 months of the Date of Termination, the Company shall pay for such Option Shares (i) by offsetting obligations owed by you or your transferee(s) to the Company or to any Investor, (ii) with a subordinated promissory note of the Company, which subordinated promissory note shall (x) bear interest at the rate of 5% per annum (which shall be payable annually in cash unless otherwise prohibited), (y) have all principal due on the second anniversary of the date of issuance and (z) be subordinated on terms and conditions satisfactory to the holders of the Company’s or its Subsidiaries’ indebtedness for borrowed money, (iii) at the Company’s option, by certified check or wire transfer of funds or (iv) any combination of the foregoing.  If an Investor elects to purchase all or any portion of the Remaining Option Shares, such Investor shall pay for such Option Shares by certified check or wire transfer of funds within 12 months of the Date of Termination.

12.                                 Restrictions on Transfer.

(a)                                  Transfer of Option Shares.  The holders of Option Shares shall not sell, transfer, assign, pledge, or otherwise dispose of (a “Transfer”) any interest in any Option Shares, except pursuant to (i) a Public Offering, (ii) a Sale of the Company, or (iii) the provisions of Section 12(b) hereof.

(b)                                 Certain Permitted Transfers.  The restrictions set forth in this Section 12 shall not apply with respect to any Transfer of Option Shares made (i) by will or pursuant to applicable laws of descent and distribution, (ii) to such Person’s legal guardian (in case of any mental incapacity) or (iii) among such Person’s Family Group (each such Transfer, a “Permitted Transfer”); provided that the restrictions contained in this Section 12 will continue to be applicable to the Option Shares after any Transfer of the type referred to in this Section 12(b) and the transferees of such Option Shares will agree in writing to be bound by the provisions of this Agreement in order for such Transfer to constitute a Permitted Transfer.  Any transferee of Option Shares pursuant to a Transfer in accordance with the provisions of this Section 12(b) is herein referred to as a “Permitted Transferee.”  Three business days prior to the Transfer of Option Shares pursuant to this Section 12(b), you will deliver a written notice (a “Transfer Notice”) to the Company.  The Transfer Notice will disclose in reasonable detail the identity of the proposed Permitted Transferee(s).

(c)                                  Termination of Restrictions.  The restrictions set forth in this Section 12 will continue with respect to each Option Share until the earlier of (i) the date on which such Option Share has been transferred in a Public Offering in compliance with the terms hereof or (ii) the consummation of a Sale of the Company.

13.                                 Additional Restrictions on Transfer.

(a)                                  Restrictive Legend.  The certificates representing the Option Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF OPTION EXERCISE], HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE PROVISIONS, AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN OPTION AGREEMENT BETWEEN THE COMPANY AND PARTICIPANT DATED AS

OF                    , 2010, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

(b)                                 Opinion of Counsel.  You may not sell, transfer or dispose of any Option Shares (except pursuant to an effective registration statement under the Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Act or any applicable state securities law is not required in connection with such transfer.

(c)                                  Holdback.  You agree not to effect any public sale or distribution of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180 days after the effectiveness of any underwritten offering of the Company’s equity securities except as part of such underwritten registration if otherwise permitted.

14.                                 Sale of the Company.

(a)                                  If the holders of a majority of the Common Shares then outstanding (the “Approving Holders”) approve a Sale of the Company (the “Approved Sale”), you shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as a sale of stock, you shall vote for, consent to, raise no objection against, and agree to sell your Common Shares and surrender any Options owned by you on the terms and conditions approved by the Approving Holders, subject to the provisions of Section 14(b).  You shall take all necessary and desirable actions in connection with the consummation of the Approved Sale.

(b)                                 Your obligations with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, you shall receive the same amount of consideration per Common Share as other holders of Common Shares; and (ii) if you have currently exercisable or convertible rights to acquire Common Shares, then you shall be given the opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as a holder of Common Shares.

(c)                                  If the Board or the Approving Holders enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation, or other reorganization), you shall, at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501) reasonably acceptable to the Company.  If you appoint a purchaser representative designated by the Company, then the Company shall pay the fees of such purchaser representative.  However, if you decline to appoint the purchaser representative designated by the Company, then you shall appoint another purchaser representative (reasonably acceptable to the Company), and you shall be responsible for the fees of the purchaser representative so appointed.

(d)                                 You shall bear the pro-rata share (based upon the aggregate consideration received in such sale) of the expenses incurred by the Company’s stockholders in connection with such Approved Sale to the extent not otherwise paid by the Company or the acquiring party and shall be obligated to join on a pro rata basis (based upon the aggregate consideration received in such sale) in any purchase price adjustments, indemnification or other obligations that the Approving Holders agree to provide in connection with such Approved Sale (other than any such obligations that relate specifically to a particular stockholder such as indemnification with respect to representations and warranties given by a stockholder regarding such stockholder’s title to and ownership of Common Shares); provided that no holder shall be obligated in connection with such Approved Sale to agree to indemnify or hold harmless the transferees, or be liable for any purchase price adjustments or other obligations, with respect to an amount in excess of the net cash proceeds paid to you in connection with such Approved Sale.  Costs incurred by the holders of Common Shares on their own behalf shall not be considered costs of the transaction hereunder.  Any portion of your Option which has not been exercised prior to or in connection with the Sale of the Company shall be forfeited.

(e)                                  The provisions of this Section 14 shall terminate upon the consummation of a Public Offering.

15.                                 Remedies.  The parties hereto (and the Investors as third-party beneficiaries hereof) shall be entitled to enforce their respective rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in their favor.  The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto (and the Investors as third-party beneficiaries hereof) may, in their sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

16.                                 Definitions.  For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Act” shall mean the Securities Act of 1933, as amended, and any successor statute.

“Agreement” shall mean this nonqualified stock option agreement.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or under common control with such Person.

“Board” shall mean the board of directors of the Company.

“Cause” shall mean, with respect to you, (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving material dishonesty, material disloyalty, or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct the Company reasonably believes could bring the Company or any of its Subsidiaries into public disgrace or disrepute, (iii) failure (other than by reason of Disability), after notice specifying such failure and an opportunity during a period of fifteen (15) days to cure such failure, to carry out effectively your duties and obligations to the Company or its Subsidiaries or to participate effectively and actively in the management of the Company or its Subsidiaries, as determined in the reasonable judgment of the chief executive officer or president of the Company, its Subsidiaries or, in case of the chief executive officer or president of the Company, the Board, after written notice, (iv) gross negligence or willful misconduct with respect to the Company or any Subsidiary, (v) any material breach of this Agreement, or (vi) any material breach of your written employment agreement, if any, with the Company or any Subsidiary; provided that, in the event you are a party to a written employment agreement with the Company or one of its Subsidiaries that contains a definition of “cause”, the definition contained in such employment agreement shall control, including following the expiration of such employment agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

“Common Shares” shall mean the Company’s common stock, par value $0.01 per share, and any other shares into which such stock may be changed or converted by reason of a recapitalization, reorganization, merger, consolidation, or any other change in the corporate structure or capital stock of the Company.

“Company” shall mean Prommis Solutions Holding Corp., a Delaware corporation.

“Date of Termination” shall mean (i) if your employment is terminated by the Company or any Subsidiary, the effective date of termination as specified in the written notice from the Company or such Subsidiary to you terminating your employment, (ii) if you terminate your employment, the date the Company or any Subsidiary receives notice from you terminating your employment or (iii) if your employment is terminated other than pursuant to (i) or (ii), then the date determined in good faith by the Board.

“Disability” shall have the meaning assigned to such term in any written employment agreement with the Company or any Subsidiary or, in the absence of any such written employment agreement, shall mean your inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively your duties and obligations to the Company or any of its Subsidiaries or, if applicable based on your position, to participate effectively and actively in the management of the Company or any of its Subsidiaries for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable judgment of the Board.

“Fair Market Value” of the Common Shares shall mean the fair market value of such stock, taking into account all relevant factors determinative of value, as determined by the Board; provided, however, that in the case of a Sale of the Company, the Fair Market Value of the Common Stock shall be the price per Common Share in such transaction, as determined by the Board.

“Family Group” shall mean, with respect to a Person who is an individual, such Person’s spouse and descendants (whether natural or adopted), and any trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Person or such Person’s spouse and/or descendants that is and remains solely for the benefit of such Person and/or such Person’s spouse and/or descendants and any retirement plan for such Person.

“Investors” shall mean Great Hill Equity Partners II, L.P., a Delaware limited partnership, and Great Hill Equity Partners III, L.P., a Delaware limited partnership.

“Option Shares” shall mean (i) all Common Shares issued or issuable upon the exercise of the Option and (ii) all Common Shares issued with respect to the Common Shares referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Shares.  Option Shares shall continue to be Option Shares in the hands of any holder other than you (except for the Company or the Investors and, to the extent that you are permitted to transfer Option Shares pursuant to Sections 12 or 13 hereof, purchasers pursuant to a Public Offering), and each such transferee thereof shall succeed to the rights and obligations of a holder of Option Shares hereunder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” shall mean an initial public offering and sale, registered under the Act, of equity securities of the Company, as approved by the Board and the Investors.

“Sale of the Company” shall mean any transaction or series of transactions pursuant to which any Person(s) or a group of related Persons (other than the Investors and their Affiliates) in the aggregate acquire(s) (i) at least 80% of the capital stock of the Company or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided, that a Public Offering shall not constitute a Sale of the Company.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any event of default, breach, event of noncompliance or other contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, the limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

17.                                 Code Section 409(A).

(a)                                  Code Section 409A.  You hereby agree and acknowledge, neither the Company nor any of the Company’s Affiliates makes any representations with respect to the application of Code §409A to the Option or the Option Shares or any other tax, economic or legal consequences of the Option or the Option Shares and, by the acceptance of the Option, you agree to accept the potential application of Code §409A to the Option or the Option Shares and the other tax, economic or legal consequences of the issuance, vesting, ownership, modification, adjustment, exercising and disposition of the Option or the Option Shares.  You agree to hold harmless and indemnify the Company from any adverse tax consequences with respect to the Option or the Option Shares, any withholding or other tax obligations of the Company with respect to the Option or the Option Shares, and from any action or inaction or omission of the Company pursuant to the Plan or otherwise that may cause such Option or the Option Shares to be or become subject to Code §409A.

(b)                                 Amendment.  The Company agrees to cooperate with you to amend this Agreement to the extent you deem necessary to avoid imposition of any additional tax or income recognition prior to actual payment to you under Code section 409A and any temporary or final Treasury Regulations and IRS guidance thereunder, but only to the extent such amendment would not (and could not) have an adverse effect on the Company or any of its Stockholders and would not provide you with any additional rights, in each case as determined by the Company in its sole discretion.

18.                                 Amendment.  Except as otherwise provided herein, any provision of this Agreement may be amended or waived only with the prior written consent of you and the Company.

19.                                 Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

20.                                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

21.                                 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts (including by means of telecopied or electronically transcribed signature pages), each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

22.                                 Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

23.                                 Governing Law.  The corporate law of the State of Delaware shall govern all questions concerning the relative rights of the Company and its stockholders.  All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.

24.                                 Notices.  All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient.  Such notices, demands, and other communications shall be sent to you, the Company and the Investors at the addresses indicated on the Notices Schedule attached hereto or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

25.                                 Third-Party Beneficiary.  The Company and you acknowledge that each of the Investors is a third-party beneficiary under this Agreement.

26.                                 Exemptions.  The Company and you acknowledge and agree that this Agreement has been executed and delivered, and the Option has been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and you.  Each of the Options granted hereunder and any issuance of Option Shares upon exercise of the Option is intended to qualify for an exemption from the registration requirements under the Act, pursuant to Rule 701 thereof (the “Federal Exemption”), and under similar exemptions under applicable state securities laws.  In the event that any provision of the Plan or this Agreement would cause the Option granted hereunder to not qualify for the Exemption, you and the Company agree that his Agreement shall be deemed automatically amended to the extent necessary to cause the Option to qualify for the Federal Exemption.

27.                                 Entire Agreement.  This Agreement and the Plan constitute the entire understanding between you and the Company, and supersedes all other agreements, whether written or oral, with respect to the subject matter hereof.

*       *       *       *

Please execute the extra copy of this Agreement in the space below and return it to the Company’s Chief Financial Officer at its executive offices to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

Prommis Solutions Holding Corp.

By:	Denis Brosnan
Title:	Chief Executive Officer

Enclosures:	1.	Extra copy of this Agreement
	2.	Copy of the Plan

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of: , 2010	PARTICIPANT:

Number of Option Shares [ ]
[Participant]
Exercise Price $[ ]	[Address]
[Address]

SPOUSAL CONSENT

The undersigned spouse of Participant hereby acknowledges that I have read the foregoing Nonqualified Stock Option Agreement and that I understand its contents.  I am aware that the Agreement provides for the repurchase of my spouse’s Common Shares under certain circumstances and imposes other restrictions on the transfer of such Common Shares.  I agree that my spouse’s interest in the Common Shares is subject to this Agreement and any interest I may have in such Common Shares shall be irrevocably bound by this Agreement and further that my community property interest, if any, shall be similarly bound by this Agreement.

I am aware that the legal, financial, and other matters contained in this Agreement are complex and I am free to seek advice with respect thereto from independent counsel.  I have either sought such advice or determined after carefully reviewing this Agreement that I will waive such right.

Name:

Witness

NOTICES SCHEDULE

If to the Participant:	To the address set forth on the signature page hereto.

If to the Investors:	Great Hill Equity Partners II, L.P. Great Hill Equity Partners III, L.P. One Liberty Square, 13th Floor Boston, MA 02109 Attention: Matthew T. Vettel Facsimile: (617) 790-4901

with a copy (which will not constitute notice to the Investors) to:

Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 Attention: Jeffrey Seifman, P.C. Michael D. Paley Facsimile: (312) 862-2200

If to the Company:	Prommis Solutions Holding Corp. 1544 Old Alabama Road Roswell, Georgia 30076 Attention: Chief Executive Officer Facsimile:

with a copy (which will not constitute notice to the Company) to:

Great Hill Equity Partners II, L.P. Great Hill Equity Partners III, L.P. One Liberty Square, 13th Floor Boston, MA 02109 Attention: Matthew T. Vettel Facsimile: (617) 790-4901

and:

Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 Attention: Jeffrey Seifman, P.C. Michael D. Paley Facsimile: (312) 862-2200